Exhibit 99.10

Unaudited Accounts

for the Period 1 January 2020 to 30 June 2020

for

Property Investors Network Ltd

Independent Accountants' Review Report to the Director of

Property Investors Network Ltd

We have reviewed the financial statements of Property Investors Network Ltd for the period ended 30 June 2021, which comprise the Income Statement, Balance Sheet. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of lreland’.

This report is made solely to the company's director in accordance with our terms of engagement. Our review has been undertaken so that we might state to the director those matters that we have agreed with him in our engagement letter and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's director for our work, for this report or the conclusions we have formed.

Director's responsibility for the financial statements

As explained more fully in the Director's Responsibilities Statement set out in our Audited Accounts for the year ended 31st December 2020, the director is responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Accountants' responsibility

Our responsibility is to express a conclusion based on our review of the financial statements. We conducted our review in accordance with International Standard on Review Engagements (ISRE) 2400 (Revised), 'Engagements to review historical financial statements' and ICAEW Technical Release TECH 09/13AAF 'Assurance review engagements on historical financial statements'. ISRE 2400 also requires us to comply with the ICAEW Code of Ethics.

Scope of the assurance review

A review of financial statements in accordance with ISRE 2400 (Revised) is a limited assurance engagement. We have performed additional procedures to those required under a compilation engagement. These primarily consist of making enquiries of management and others within the entity, as appropriate, applying analytical procedures and evaluating the evidence obtained. The procedures performed in a review are substantially less than those performed in an audit conducted in accordance with International Standards on Auditing (UK and Ireland). Accordingly, we do not express an audit opinion on these financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the financial statements have not been prepared:

-	so as to give a true and fair view of the state of the company's affairs as at 30 June 2020 and of its profit for the period then ended;

-	in accordance with United Kingdom Generally Accepted Accounting Practice; and

-	in accordance with the requirements of the Companies Act 2006.

/s/ SKS Bailey Group

SKS Bailey Group Limited

Yoden House

30 Yoden Way

Peterlee

Co. Durham

SR8 1AL

Date:	21/1/22

Property Investors Network Ltd

Income Statement
for the Period 1 January 2020 to 30 June 2020

6 mths to
30 June 2020
£
Turnover
Sales	106,922
Contracts	240,257
Host trainings	(2,814)

344,365

Cost of sales
Purchases	30,413
Pin meeting commission	27,450
Prize draws	6,251
Sub contractors	27,019
Workbooks & stationery	5,990

97,123

GROSS PROFIT	247,242

Expenditure
Wages	11,547
Pensions	866
Staff training & welfare	59
Rates and water	6,073
Telephone	115
Post and stationery	367
Advertising	8,480
Travelling	1,112
Computer costs	9,975
Sundry expenses	86
Management fees	-
Accountancy	(783)
Legal and professional fees	-
Donations	-
Depreciation of tangible fixed assets	-
Computer equipment	-

37,897

Property Investors Network Ltd

Income Statement
for the Period 1 January 2020 to 30 June 2020

6 mths to
30 June 2020
£
Finance costs
Bank charges	302
Non bank interest on loan	13,915
Bank interest	-

14,217

Total overheads	52,114

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	195,128

Corporation Tax	-

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	195.128

Property Investors Network Ltd (Registered number: 08166332)

Balance Sheet
30 June 2020

6 mths to
30 June 2020
£
FIXED ASSETS
Fixtures and fittings	1
Computer equipment	1,267

1,268

CURRENT ASSETS
Trade debtors	16,805
Other debtors	-
Amounts due from BG2 Ltd	50,000
Amounts due from Mastermind PL	341,912
Cash in hand	154
Bank account no. 1	15,063

423,934
CURRENT LIABILITIES

Trade creditors	(14,647)
VAT	(23,905)
Corporation tax	(16,528)
Social security and other tax	68
Other creditors	(24,850)
Accrued expenses	(14,632)

94,494

LONG TERM LIABILITIES
Other creditors	43,193
Other creditors	50,000

93,193

237,515

CAPITAL AND RESERVES
Called up share capital	5
Profit and loss account	237,510

237,515